Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Ami Knoefler
Senior Director
Corporate Communications and Investor Relations
510-284-6350 or 510-284-6605

Abgenix Announces Third Quarter 2004 Financial Results

FREMONT, Calif., October 26, 2004 - Abgenix, Inc. (Nasdaq:ABGX) today reported financial results for the third quarter ended September 30, 2004.

For the quarter ended September 30, 2004, the company reported a net loss of $42.4 million or $0.48 per share, compared to a net loss of $43.6 million or $0.50 per share for the same period in 2003.  The company ended the quarter with $230.7 million in cash, cash equivalents and marketable securities.

Revenues for the third quarter of 2004 were $3.4 million compared to $2.0 million for the same period in 2003.  Contract revenues for the quarter ended September 30, 2004 primarily consisted of fees under technology licensing agreements, including a milestone payment from Amgen for advancement of AMG 162, a XenoMouse®-derived antibody, into pivotal clinical trials for bone loss. The company’s revenues generally vary from quarter to quarter.

Operating expenses for the third quarter of 2004 were $45.4 million, compared with $45.9 million for the same period of 2003.  Expenses for both 2003 and 2004 included research and development costs to advance the company’s clinical and preclinical stage antibody product portfolio.  The majority of third quarter 2004 research and development costs related to the company’s proprietary clinical products, including its lead oncology product candidate, panitumumab, and ABX 10241, an antibody for secondary hyperparathyroidism (SHPT).  Included in both periods were manufacturing start-up costs related to operating the company’s antibody production facility.  A portion of these manufacturing costs will continue to be classified as start-up until the facility is operating closer to full utilization.  The company expects these costs to vary from quarter to quarter based on the extent of manufacturing activities for antibody product candidates, including panitumumab.

Net cash used in operating activities in the third quarter of 2004 was $36.5 million.  For the nine months ending September 30, 2004, net cash used in operating activities was $112.1 million.  Capital spending was $6.9 million for the nine months ended September 30.  Abgenix expects net use of cash in operations and capital expenditures to be approximately $140-145 million for the full year of 2004.

-more-

“We are pleased with the progress in our product portfolio beyond panitumumab, our lead antibody product, which is currently in pivotal trials as a third line monotherapy in colorectal cancer,” said Bill Ringo, president and CEO of Abgenix.  “Moving forward, we intend to build our clinical pipeline and advance our antibody ABX-PTH for secondary hyperparathyroidism, while we prudently manage our operating expenses.”

Third quarter 2004 and recent company highlights include:

•                  Appointment of Ward Wolff as Chief Financial Officer and Senior Vice President of Finance, effective September 13.  Ward brings over 25 years of finance, operating and management experience to Abgenix.

•                  Presentation of interim results from an ongoing phase 1 clinical trial of ABX 10241, an antibody that targets parathyroid hormone (PTH), at the 26th Annual Meeting of the American Society for Bone and Mineral Research. Preliminary results of the trial showed that the antibody was well tolerated with dose related suppression of PTH and serum calcium levels in hemodialysis patients with SHPT.  The company expects to launch a multiple dose phase 1 study of ABX 10241 by the first quarter of 2005.

•                  Receipt of a milestone payment from Amgen triggered by advancement of AMG 162, a fully human antibody created using Abgenix’s proprietary XenoMouse® technology, into pivotal clinical trials for bone loss.  Under a technology licensing agreement, Abgenix is also entitled to receive additional milestones from Amgen and royalties on any future sales of AMG 162.

•                  Completion of a 2004 goal to advance 12 targets into the company’s oncology alliance with AstraZeneca, including acceptance of four of Abgenix’s previous preclinical oncology programs.  Under the collaboration agreement, the company may also receive future payments from AstraZeneca for development activities conducted to support those programs, as the product candidates advance through development.

•                  Three abstracts summarizing preclinical findings with panitumumab presented at 16th EORTC-NCI-AACR Symposium on Molecular Targets and Cancer Therapeutics.  The findings further characterize the antitumor effect of EGFr targeting with panitumumab.

Conference call information

Abgenix will hold a conference call today at 1:30 p.m. PT, 4:30 p.m. ET, to discuss financial results. To participate in the teleconference, please dial 800-510-9691 fifteen minutes before the conference begins. International callers should dial 617-614-3453. The pass code is 56608236. The call will also be webcast live at www.abgenix.com. A replay of the call will be available until November 9, 2004 on the company’s website or by dialing 888-286-8010. International callers should dial 617-801-6888. The replay participant code is 33544742.

About Abgenix

Abgenix is a biopharmaceutical company focused on the discovery, development and manufacturing of human therapeutic antibodies. The company’s antibody development platform includes a leading technology and state-of-the-art manufacturing capabilities that enable the rapid generation, selection and production of high affinity, fully human antibody product candidates to a variety of disease targets. Abgenix leverages its leadership position in human antibody technology to build a diversified product portfolio through the establishment of collaborations with multiple pharmaceutical and biotechnology companies. For more information on Abgenix, visit the company’s website at www.abgenix.com.

This press release contains forward-looking statements about Abgenix’s technologies, product development activities, collaborative arrangements, process science and manufacturing activities, projected financial and operating results, achievement of financial goals and achievement of milestone payments or other revenues. Such statements are subject to a number of uncertainties that could cause actual results to differ materially from the statements made, including risks associated with the success of clinical trials, the progress of research and product development programs, product manufacturing and utilization of manufacturing capacity, regulatory approval processes, competitive products and services, capital requirements and the extent and breadth of Abgenix’s patent portfolio. Please see Abgenix’s public filings with the Securities and Exchange Commission for information about risks that may affect Abgenix.

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CONSOLIDATED STATEMENT OF OPERATIONS DATA

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands except per share data)	2004	2003	2004	2003
	(unaudited)		(unaudited)

Revenues:
Contract revenue	$3,434	$1,957	$10,513	$10,463
Contract manufacturing revenue	—	—	1,325	—
Total revenues	3,434	1,957	11,838	10,463

Operating expenses:
Cost of goods manufactured	—	—	1,857	—
Research and development	29,978	26,008	94,583	66,500
Manufacturing start-up costs	6,351	10,282	16,487	63,127
General and administrative	7,673	7,828	21,038	21,182
Amortization of intangible assets	1,441	1,792	5,024	5,398
Impairment of intangible assets	—	—	17,241	1,443
Total operating expenses	45,443	45,910	156,230	157,650

Loss from operations	(42,009)	(43,953)	(144,392)	(147,187)

Other income (expense):
Interest and other income	1,347	2,036	4,831	8,010
Interest expense	(1,758)	(1,652)	(5,048)	(4,133)
Total other income (expense)	(411)	384	(217)	3,877

Loss before income tax expense	(42,420)	(43,569)	(144,609)	(143,310)

Foreign income tax expense	—	—	—	84

Net loss	$(42,420)	$(43,569)	$(144,609)	$(143,394)
Basic and diluted net loss per share	$(0.48)	$(0.50)	$(1.63)	$(1.63)
Shares used in computing basic and diluted net loss per share	88,845	87,962	88,609	87,865

CONSOLIDATED BALANCE SHEET DATA

(in thousands)	September 30, 2004	December 31, 2003
	(unaudited)	*

Cash, cash equivalents and marketable securities	$230,668	$347,763
Other current assets	13,785	17,816
Total current assets	244,453	365,579
Property and equipment, net	229,914	246,277
Long-term investments	16,524	20,695
Intangible assets, net	96,231	118,496
Deposits & other assets	28,268	29,146
Total assets	$615,390	$780,193
Deferred revenue	$7,662	$10,919
Other current liabilities	28,318	50,368
Total current liabilities	35,980	61,287
Convertible subordinated notes	249,876	200,000
Deferred rent	7,203	6,153
Other long-term liabilities	6,370	—
Redeemable convertible preferred stock	49,869	99,737
Stockholders’ equity	266,092	413,016
Total liabilities and stockholders’ equity	$615,390	$780,193

* Derived from the December 31, 2003 audited financial statements.

Note: Certain amounts have been reclassified to conform to the current year presentation.